Exhibit 99.1

For Immediate Release

Angela Sun to Join Cushman & Wakefield Board of Directors

CHICAGO, August 9, 2021 – Cushman & Wakefield (NYSE: CWK) today announced the appointment of Angela Sun to its Board of Directors. Sun is a Partner at Rise Health Group, a digital health company. Sun will join the Board as an independent director on November 1, 2021.

“Angela’s years of experience serving on boards and working across a diverse range of sectors, including data and technology, financial services, government and healthcare, will prove extremely valuable to our firm as we strive to provide innovative solutions to our clients. We are pleased to welcome her to the Board,” said Brett White, Executive Chairman & CEO of Cushman & Wakefield.

Sun is also a director on the boards of The Western Union Company (NYSE: WU) and Apollo Strategic Growth Capital II (NYSE: APGB), a special purpose acquisition company (SPAC) supported by Apollo Global Management, Inc.

Prior to Rise Health, Sun was Chief Operating Officer and Partner at Alpha Edison, a Los Angeles-based venture capital firm. Before that, she spent 10 years at Bloomberg L.P., most recently as Global Head of Strategy and Corporate Development, where she created a platform for evaluating emerging technologies and led M&A and commercial partnerships across the company’s media, financial products, enterprise and data businesses. During her tenure at the company, she also served as Chief-of-Staff to Bloomberg’s CEO and created the Bloomberg Gender Equality Index, a first-of-its-kind social index product that has become an industry standard for corporates, exchanges and investors. Prior to Bloomberg L.P., Sun was a Senior Policy Advisor in the Bloomberg Administration. She also worked at management consultancy McKinsey & Company in Financial Services and Healthcare, and at J.P. Morgan as an investment banker.

Sun holds a bachelor’s degree from Harvard College and a J.D. from Harvard Law School. She currently serves as a trustee on the boards of the Museum of Arts and Design and Second Stage Theater, is a member of the Council on Foreign Relations, and serves on the Advisory Council of the NYU Stern Center for Business and Human Rights.

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 50,000 employees in over 400 offices and 60 countries. In 2020, the firm had revenue of $7.8 billion across core services of property, facilities and project management, leasing, capital markets, valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

MEDIA CONTACT:

Aixa Velez

Corporate Communications

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aixa.velez@cushwake.com